UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 29, 2026

Service Corporation International
(Exact name of registrant as specified in its charter)

Texas	1-6402-1	74-1488375
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1929 Allen Parkway	Houston	Texas	77019
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code	(713)	522-5141

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($1 par value)	SCI	New York Stock Exchange

Item 8.01 Other Events
As previously disclosed by Service Corporation International (“SCI” or the “Company”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2026, Mr. Watts, the Lead Independent Director of the Company’s Board of Directors (the “Board”) and the Chair of the Board’s Nominating and Corporate Governance Committee (the “Committee”), received less than a majority of the votes cast for his election to the Board at the Company’s 2026 annual meeting of shareholders (the “Annual Meeting”). Accordingly, pursuant to the resignation policy set forth in Section 3.4 of the Company’s Corporate Governance Guidelines (the “Majority Voting Policy”), Mr. Watts tendered his conditional resignation (“Offer”) to the Board.
Under the Majority Voting Policy, the Committee was required to consider and make a recommendation to the Board on whether to accept or reject the Offer. The Board was required to act on the Committee’s recommendation and publicly disclose its decision and the reasons therefor within 90 days from the date of the certification of the election results. In determining whether to recommend or accept the Offer, the Committee was permitted to consider all factors that it believed to be relevant, including, for example, shareholder feedback.
To that end, in June and July 2026, the Committee sought to engage with shareholders to better understand the rationale behind shareholders’ voting decisions. The Company reached out to its 25 largest institutional shareholders, representing more than 65% of the outstanding shares. Eleven shareholders representing over 41% of the Company’s outstanding shares accepted the Committee’s invitation and shared feedback in constructive one-on-one meetings led by C. Park Shaper, an independent director and member of the Committee.
The feedback was clear. None of the shareholders with whom the Company engaged expressed any concern regarding Mr. Watts’ fitness, qualifications or service on the Board. Rather, many expressed the view that Mr. Watts is an effective director and should continue to serve on the Board. Instead, the shareholders with whom the Company spoke who had not supported Mr. Watts at the Annual Meeting were primarily concerned with certain governance changes adopted or proposed by the Board and expressed their perspectives by voting against Mr. Watts in his capacity as Chair of the Committee. The Committee held robust discussions with shareholders regarding these governance changes and proposals.
In addition to shareholder feedback, the Committee also considered a variety of other factors in making its determination, including, without limitation, the following:
•The fact that proxy advisors ISS and Glass Lewis each recommended against Mr. Watts in his capacity as Chair of the Committee as a result of their perspectives on certain of the Company’s governance changes adopted by the Board, and not as a result of any concern regarding his fitness, qualifications or service on the Board;
•Mr. Watts’ qualifications, including his senior leadership expertise and experience from oversight of various businesses, regulatory and government experience, and significant marketing, brand management, and corporate governance knowledge developed by current and past service on the boards of other private and publicly traded companies;
•Mr. Watts’ past contributions to the Board, including spearheading efforts to modernize and enhance the Company’s corporate governance framework by reducing board tenure, improving the overall composition of the Board, reducing the threshold for shareholders to amend the Company’s bylaws to a majority vote and adopting proxy access, among others; and
•Mr. Watts’ expected future contributions to the Board.
After considering shareholder feedback and other relevant factors, including those noted above, the Committee concluded that Mr. Watts’ resignation would be detrimental to, and not in the best interests of, the Company and its shareholders, and recommended that the Board reject his Offer. In accordance with the Majority Voting Policy, Mr. Watts did not participate in the Committee’s deliberations or vote regarding his Offer.
On July 29, 2026, following deliberation, the Board unanimously (except for Mr. Watts, who, pursuant to the Majority Voting Policy, did not participate in the discussion or vote regarding his Offer) rejected Mr. Watts’ resignation and, consistent with the Committee’s recommendation, determined that Mr. Watts’ continued service as a member of the Board is in the best interests of the Company and its shareholders.
Accordingly, Mr. Watts will continue to serve as a member of the Board until the Company’s 2027 annual meeting of shareholders or until his earlier successor is duly elected and qualified, or until his prior death, resignation, retirement, disqualification or other removal.
The Committee and Board are continuing to evaluate the feedback received during its discussions with shareholders on the foregoing topics and expect to seek further input from shareholders in the coming months. The Company intends to discuss the outcome of these communications at a later date.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 29, 2026	Service Corporation International

	By:	/s/ ERIC D. TANZBERGER
Eric D. Tanzberger
Executive Vice President
Chief Financial Officer